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                                                                   Exhibit 10(d)
                        [SULLIVAN & CROMWELL LETTERHEAD]


                                                               February 26, 1996



Prudential Mortgage Income Fund, Inc.,
   One Seaport Plaza,
      New York, New York 10292.

Dear Sirs:

          You have requested our opinion in connection with your filing of Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A (the "Post-Effective Amendment") under the Securities Act of 1933 (the "Act") and your registration in connection therewith of 4,777,679 shares of your Common Stock, $.01 par value (the "Shares") pursuant to Rule 24e-2 under the Investment Company Act of 1940.

          As your counsel, we are familiar with your organization and corporate status and the validity of your Common Stock.

          We advise you that, in our opinion, when the Post-Effective Amendment relating to the Shares has become effective under the Act, the Shares, when duly issued and sold, for not less than the par value thereof and in conformity with your charter, will be duly authorized and validly issued, fully paid and nonassessable.

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Prudential Mortgage Income Fund, Inc.,                                       -2-

          The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Laws of the State of Maryland, and we are expressing no opinion as to the effect by the laws of any other jurisdiction.

          We have relied as to certain matters on information obtained from public officials, your officers and other sources believed by us to be responsible.

          We consent to the filing of this opinion with the Securities and Exchange Commission in connection with the notice referred to above. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                   Very truly yours,


                                   /s/ Sullivan & Cromwell
                                   --------------------------
                                   Sullivan & Cromwell